Exhibit 99.2

NEWS FROM

Media Contact	February 2, 2006

Andy Brimmer, 205-410-2777

HEALTHSOUTH CORPORATION ANNOUNCES CASH TENDER OFFERS FOR ALL

OF ITS OUTSTANDING SENIOR NOTES AND SENIOR SUBORDINATED NOTES

BIRMINGHAM, Ala., February 2 — HealthSouth Corporation (OTC Pink Sheets: HLSH) announced today that as a component of its recapitalization plan announced earlier today, it is commencing a cash tender offer for any and all of the following securities:

CUSIP/ISIN Number	Aggregate Outstanding Principal Amount	Title of Security	Total Consideration	Consent Payment	Tender Offer Consideration
421924AU5/US421924AU54	$180,300,000	7.375% Senior Notes due 2006	$1,012.50	$50.00	$962.50
421924AR2/US421924AR26	$343,000,000	8.500% Senior Notes due 2008	$1,058.75	$50.00	$1,008.75
421924AM3/US421924AM39	$250,000,000	7.000% Senior Notes due 2008	$1,037.50	$50.00	$987.50
421924AP6/US421924AP69	$319,260,000	10.750% Senior Subordinated Notes due 2008	$1,037.50	$50.00	$987.50
421924AX9/US421924AX93 421924AV3 /US421924AV38	$347,700,000	8.375% Senior Notes due 2011	$1,082.50	$50.00	$1,032.50
421924AZ4/US421924AZ42 421924AY7/US421924AY76	$908,700,000	7.625% Senior Notes due 2012	$1,062.50	$50.00	$1,012.50

HealthSouth is offering to purchase the Notes listed in the table appearing above at a price per $1,000 principal amount of each series of Notes equal to the applicable price set forth under the heading “Total Consideration” in the table above.

In connection with the tender offer, HealthSouth is soliciting consents to proposed amendments to each of the indentures governing the Notes, which would eliminate substantially all of the restrictive covenants and amend certain events of default. Holders who tender on or prior to the consent payment deadline will receive the total consideration described above, which includes a consent payment per $1,000 principal amount of each series of Notes equal to the applicable consent payment set forth in the table above. Holders who tender after the consent payment deadline will receive the total consideration minus the consent payment. The consent payment deadline is 5 p.m., New York City Time, on February 15, 2006.

The tender offer is scheduled to expire at midnight, New York City Time, on March 2, 2006, unless extended or earlier terminated. However, no consent payments will be made in respect of notes tendered after the consent payment deadline. Holders who validly tender their notes will receive payment on or about March 3, 2006, unless the offer is extended or earlier terminated, and will also receive accrued and unpaid interest from the last interest payment date to, but not including, the date the Holders receive such payment.

The tender offers and consent solicitations are subject to the satisfaction of certain conditions, including a financing condition, an amendment condition, a requisite consent condition and other general conditions.

Requests for documents may be directed to Global Bondholder Services Corporation, the depositary and information agent for the offer, at 212-430-3774 (collect) or 866-804-2200 (U.S. toll-free). Additional information concerning the tender offer and consent solicitation may be obtained by contacting Merrill Lynch & Co., Liability Management, (888) ML4-TNDR (U.S. toll-free) or (212) 449-4914 (collect), Citigroup Corporate and Investment Banking, Liability Management Group, (800) 558-3745 (U.S. toll-free) or (212) 723-6106 (collect) or J.P. Morgan Securities Inc., (866) 834-8666 (U.S. toll free) or (212) 834-4388 (collect).

About HealthSouth

HealthSouth is one of the nation’s largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to: the investigation by the Department of Justice into HealthSouth’s financial reporting and related activity calling into question the accuracy of the Company’s previously filed financial statements; the outcome of pending litigation relating to these matters; significant changes in HealthSouth’s management team; HealthSouth’s ability to successfully refinance its existing indebtedness as it becomes due; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees and customers; HealthSouth’s ability to successfully remediate its internal control weaknesses; changes, delays in or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2004.

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